UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                     SUSPENSION OF DUTY TO FILE REPORTS UNDER
           SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:   1-11023

                         E'TOWN CORPORATION
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            (Exact name of registrant as specified in its charter)

           600 South Avenue, Westfield, New Jersey 07090 (908) 654-1234
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, No Par Value
                                      and
                     6-3/4% Convertible Subordinated Debentures due 2012
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           (Title of each class of securities covered by this Form)

                                None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) [  ]            Rule 12h-3(b)(1)(i) [X]
           Rule 12g-4(a)(1)(ii)[  ]            Rule 12h-3(b)(1)(ii)[  ]
           Rule 12g-4(a)(2)(i) [  ]            Rule 12h-3(b)(2)(i) [  ]
           Rule 12g-4(a)(2)(ii)[  ]            Rule 12h-3(b)(2)(ii)[  ]
                                               Rule 15d-6          [  ]


      Approximate number of holders of record of Common Stock as of the certification or notice
date:    One (1)
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      Approximate  number of holders of record of 6-3/4% Convertible
Subordinated Debentures due 2012 as of the certification or notice date:
    None (0)
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      Pursuant to the requirements of the Securities Exchange Act of 1934,
E'town Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 11, 2000                   By /s/ Andrew M. Chapman
                                          Name:  Andrew M. Chapman
                                          Title: President